Exhibit 5.1

[Letterhead of Heller Ehrman LLP]

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May 2, 2008

SonoSite, Inc.
21919 30th Drive S.E.
Bothell, WA   98021

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to SonoSite, Inc., a Washington corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 2, 2008, for the purpose of registering under the Securities Act of 1933, as amended, 1,800,000 shares of the Company’s Common Stock, $0.01 par value per share, issuable under the Company’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”).  All 1,800,000 shares of Common Stock issuable under the Plan are collectively referred to herein as the “Shares.”

     We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

     This opinion is limited to the federal law of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the full consideration stated in the 2005 Plan is paid for each Share and that such consideration in respect of each Share includes payment of cash or other lawful consideration, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company or appropriate book entries have been made in the Company’s stock records for uncertificated shares, as permitted under Washington state law, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued by the Company, will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP